Exhibit 99.1

Adagio Medical Reports Fourth Quarter and Full Year 2025 Results

LAGUNA HILLS, CA, March 26, 2026 – Adagio Medical Holdings, Inc (Nasdaq: ADGM) (“Adagio” or “the Company”), a leading innovator in catheter ablation technologies for the treatment of cardiac arrhythmias, today announced financial results for the fourth quarter ended December 31, 2025.

Fourth Quarter and Recent Business Highlights:

●	Announced the peer-reviewed publication in Circulation: Arrythmia and Electrophysiology, highlighting results from the U.S. Early Feasibility Study evaluating ultralow temperature cardiac ablation (“ULTA”) for the treatment of scar-related ventricular tachycardia (“VT”), which demonstrated a favorable safety profile and no device- or procedure-related major adverse events in a real-world patient cohort of both ischemic and challenging non-ischemic patients

●	Announced the successful completion of 13 cases with the vCLAS™ System under Expanded Access authorization from the U.S. Food and Drug Administration (“FDA”). The procedures, which included patients with premature ventricular contractions, were completed on patients who had previously failed ablations with conventional and/or experimental modalities

●	Appointed industry veteran Sean Salmon to the Company’s Board of Directors, enhancing strategic and governance expertise; Sean recently retired from Medtronic, Inc after a distinguished 20+ year tenure, during which he held multiple senior global leadership roles across the company’s cardiovascular and diabetes businesses

●	Strengthened executive leadership team with the appointments of Marie-Claude Jacques as Senior Vice President, Global Sales, and Antwan Gipson as Senior Vice President, Manufacturing & Operations, both seasoned senior executives who will help accelerate commercial readiness

●	Attended multiple industry and investor conferences, which involved webcasts of the corporate presentation and multiple meetings with a large spectrum of investors

●	Closed a private placement with gross proceeds of up to $50 million, led by a syndicate of healthcare-dedicated institutional investors; upfront proceeds of approximately $19 million expected to fund FDA submission activities and ongoing next generation catheter development, with potential for up to $31 million in additional gross proceeds upon the exercise of outstanding warrants

●	Completed enrollment of the 209-patient FULCRUM-VT Pivotal FDA Investigational Device Exemption (“IDE”) trial intended to support the premarket approval application for the vCLAS™ System for ablation of VT

●	Announced preliminary results from the FULCRUM-VT trial demonstrating 97% acute effectiveness and a favorable safety profile with the Company’s proprietary ultralow temperature technology

“2025 marked a pivotal year for Adagio as our first full year as a public company. We delivered a number of important milestones across the organization, which we believe significantly strengthen our position as we advance our ULTA technology towards commercialization,” said Todd Usen, Chief Executive Officer of Adagio. Importantly, we completed enrollment of the 209-patient FULCRUM-VT pivotal IDE trial in just eleven months, studying a real-world population of patients with both ischemic and non-ischemic cardiomyopathy, all of whom were treated with an endocardial approach. With enrollment now complete, we look forward to presenting pivotal results at the Heart Rhythm Society conference next month. As we advance toward the potential approval of vCLAS, our team is focused on preparing for commercialization while continuing to develop our next generation vCLAS technology. We remain committed to bringing our differentiated and proprietary solutions to the large and underserved population of patients living with ventricular tachycardia.”

Fourth Quarter and Full Year 2025 Financial Results

Cost of revenue was $58 thousand for the three months ended December 31, 2025, compared to $1.5 million for the three months ended December 31, 2024. Cost of revenue was $0.7 million for the full year of 2025, compared to $3.3 million for the full year of 2024. Cost of revenue decreased year-over-year due to the pause of commercial activity in Europe and the related impact of an inventory buyback conducted in connection thereto.

Research and development expenses were $2.2 million for the three months ended December 31, 2025, compared to $3.4 million for the three months ended December 31, 2024. Research and development expenses were $10.6 million for the full year of 2025, compared to $12.2 million for the full year of 2024. R&D expenses decreased year-over-year primarily due to a decrease in quality assurance costs, fewer research and development projects and reduced headcount.

Selling, general and administrative expenses were $1.7 million for the three months ended December 31, 2025, compared to $4.1 million for the three months ended December 31, 2024. Selling, general and administrative expenses were $10.6 million for the full year of 2025, compared to $20.0 million for the full year of 2024. Selling, general and administrative expenses decreased year-over year primarily due to the absence of SPAC-related corporate expenses that were incurred in 2024 and a decrease in payroll and personnel expenses related to lower headcount during the year ended December 31, 2025.

Net loss was $3.3 million for the three months ended December 31, 2025, compared to a net loss of $57.4 million for the three months ended December 31, 2024. Net loss was $25.1 million for the full year of 2025, compared to a net loss of $75.0 million for the full year of 2024. The year-over-year decrease in net loss related primarily to a $49.2 million non-cash Impairment of Goodwill and Intangibles in 2024, reduction of expenses  as well as a decrease in interest expense and the fair value revaluation of notes and warrants.

Cash and cash equivalents as of December 31, 2025 were $17.1 million.

About Adagio Medical Holdings, Inc.

Adagio is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cardiac Ablation (ULTA) technology. ULTA is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular arrhythmias with its purpose-built vCLAS™ Cryoablation System, which is CE Marked and is currently under evaluation in the Company’s FULCRUM-VT U.S. Pivotal IDE Trial.

About FULCRUM VT

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation in Recurring Monomorphic Ventricular Tachycardia) is a prospective, multi-center, open-label, single-arm trial, which has fully enrolled 209 patients with structural heart disease of both ischemic and non-ischemic cardiomyopathy, indicated for catheter ablation of drug refractory VT in accordance with current treatment guidelines. The results of the study will be used to apply for FDA premarket approval (PMA) for Adagio’s vCLAS™ Cryoablation System, potentially leading to the broadest industry indication for purely endocardial ablation of scar-mediated VT.

Adagio’s vCLAS™ Cryoablation System is commercially available for the treatment of monomorphic VT in Europe and select other geographies but is limited to investigational use in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning: the potential of Adagio’s ULTA technology; the reproducibility and durability of any favorable results seen in the U.S. Early Feasibility Study and other preliminary studies; the receipt of additional gross proceeds from the private placement if the issued warrants are exercised in full; Adagio’s intended use of the proceeds from the private placement; Adagio’s strategy, future operations, future financial position, projected expenses, expected timing and results of clinical trials, prospects, plans and objectives of management; and the potential for FDA approval of Adagio’s product candidates. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding Adagio’s business are described in detail in Adagio’s Securities and Exchange Commission (“SEC”) filings, including in its Annual Report on Form 10-K for the full-year ended December 31, 2025 and subsequent reports filed with the U.S. Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that Adagio makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Adagio disclaims any obligation to update these statements except as may be required by law.

Contact

Debbie Kaster

Chief Financial Officer and Chief Business Officer

dkaster@adagiomedical.com

Adagio Medical Holdings, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	As of 12/31/2025	As of 12/31/2024

Cash and cash equivalents	$17,105	$20,586
Total assets	43,253	48,448
Total liabilities	30,851	28,536
Total stockholders’ equity	12,402	19,912

Condensed Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
	Successor	Successor	Predecessor
		July 31 to December 31	January 1 to July 30
Revenue	$—	$269	$333
Cost of revenue	684	1,937	1,381
Research and development	10,639	4,634	7,585
Selling, general, and administrative	10,567	6,976	13,047
Impairment – goodwill, net	—	30,324	—
Impairment - intangible assets, net	—	18,878	—
Total cost of revenue and operating expenses	21,890	62,749	22,013
Loss from operations	(21,890)	(62,480)	(21,680)
Other (expense) income:
Convertible notes fair value adjustment	(980)	929	2,059
Warrant liabilities fair value adjustment	20	6,576	191
Interest expense	(2,906)	(1,105)	(1,818)
Interest income	477	420	3
Other (expense) income, net	195	1,897	(33)
Total other (loss) income, net	(3,194)	8,717	402
Net loss	$(25,084)	$(53,763)	$(21,278)

Basic net loss per share	$(1.51)	$(3.38)	$(26.08)
Diluted net loss per share	$(1.51)	$(3.70)	$(26.08)
Weighted-average shares outstanding – Basic	16,557,126	14,772,692	815,854
Weighted-average shares outstanding – Diluted	16,557,126	14,772,692	815,854

	Three Months Ended December 31,
	2025	2024
Revenue	$—	$137
Cost of revenue	58	1,523
Research and development	2,235	3,417
Selling, general, and administrative	1,675	4,050
Impairment – goodwill, net	—	30,324
Impairment - intangible assets, net	—	18,878
Total cost of revenue and operating expenses	3,968	58,192
Loss from operations	(3,968)	(58,055)
Other (expense) income:
Convertible notes fair value adjustment	911	(2,326)
Warrant liabilities fair value adjustment	354	1,603
Interest expense	(775)	(670)
Interest income	132	254
Other (expense) income, net	40	1,825
Total other (loss) income, net	662	686
Net loss	$(3,306)	$(57,369)

Basic net loss per share	$(0.16)	$(3.51)
Diluted net loss per share	$(0.21)	$(3.62)
Weighted-average shares outstanding – Basic	20,143,796	15,204,686
Weighted-average shares outstanding – Diluted	20,143,796	15,204,686